Exhibit 10.3

SEPARATION AND RELEASE AGREEMENT BETWEEN
GULFPORT ENERGY CORPORATION AND MICHAEL G. MOORE

THIS SEPARATION AND RELEASE AGREEMENT (this “Agreement”) is made and entered into by and between Gulfport Energy Corporation, a Delaware corporation (the “Company”), and Michael G. Moore (“Executive”).
RECITALS
WHEREAS, the parties to this Agreement recognize that Company has employed Executive as its Chief Executive Officer; that Executive has agreed to enter into this Agreement in exchange for the consideration detailed herein; that the Company has agreed to enter into this Agreement in exchange for certain releases and other considerations as detailed herein; and that without any admission as to fault, liability, or wrongdoing or as to the validity of the other party’s positions, the parties to this Agreement desire to forever resolve and compromise any and all Claims, as defined herein, that Executive has, or may have, against the Company and other Releasees, as defined herein; and
NOW, THEREFORE, in consideration of the mutual covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:
1.SEPARATION FROM EMPLOYMENT
1.    Separation. The parties acknowledge and agree that Executive’s employment with the Company ended, effective October 29, 2018 (the “Separation Date”). As of the Separation Date, Executive has relinquished his duties and resigns from any and all offices, titles, or directorships held by Executive with the Company and any subsidiary or affiliate of the Company, including, without limitation, Executive’s position as a member of the Company’s Board of Directors. In addition, as of the Separation Date, Executive shall not be, and shall not hold himself out as, an employee, agent, or representative of the Company or any of the Releasees (as defined below).

1.1    With the exception of Executive’s vested benefits, interests or rights, if any, in the Company’s 401(k) plan, the Gulfport Energy Corporation 2013 Restated Stock Incentive Plan, or other employee benefit plans in which Executive is a participant, if any, Executive acknowledges that, Executive has been paid all wages, compensation, benefits (including all earned and unused vacation days or paid time-off), less applicable tax withholding, and business expenses relating to Executive’s employment with the Company through Executive’s Separation Date.
1.2    Benefit Plans. The benefits received by Executive and Executive’s eligible dependents under the Company’s group health plan will cease as of the last day of the month during which the Separation Date occurs. Thereafter, pursuant to governing law and independent of this Agreement, Executive will be entitled to elect benefit continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), if Executive timely applies for such coverage. Information regarding Executive’s eligibility for COBRA coverage, and the terms and conditions of such coverage, will be provided to Executive in a separate mailing.

1.3    Consideration for Releases.
1.3.1    In connection with Executive’s separation and in exchange for the consideration provided to Executive under this Agreement, the Company shall pay Executive an initial separation payment in the amount of one hundred thousand dollars ($100,000), less applicable deductions and withholdings (the “Initial Separation Payment”). The Initial Separation Payment will be made in a single lump-sum payment , by direct deposit in accordance with existing bank instructions on file with the Company, within fourteen (14) days of the Effective Date of this Agreement, as defined herein.
1.3.2    In exchange for Executive executing and complying with both this Agreement and the release attached hereto as Exhibit 1 (the “ADEA Release”), and for not timely revoking the ADEA Release in accordance with its terms, the Company shall pay Executive a second separation payment in the amount of three hundred thousand dollars ($300,000), less applicable deductions and withholdings (the “Supplemental Separation Payment”). Executive shall receive the Supplemental Separation Payment by direct deposit in accordance with existing bank instructions on file with the Company after the ADEA Release Effective Date, as defined in the ADEA Release. The Supplemental Separation Payment shall be made in a single lump-sum payment within thirty (30) days after the ADEA Release Effective Date but not later than December 31, 2018. .
1.3.3    Also in exchange for Executive executing and complying with both this Agreement and the ADEA Release, if Executive properly elects COBRA continuation benefits, as set forth in Paragraph 1.2 above, the Company will reimburse the Employee portion of Executive’s COBRA premiums for a maximum of six (6) months; provided, however, that the Company’s reimbursement of continuation coverage may cease at any time Executive becomes eligible for group medical coverage from another employer. Executive acknowledges and agrees that Executive is solely responsible for all federal, state, and/or tax liability, if any, arising from any such COBRA reimbursement described in this Paragraph and that neither the Company nor any of its representatives have provided advice regarding the tax consequences of any consideration set forth in this Paragraph.
1.4    Satisfaction of Liabilities. Executive acknowledges and agrees that the consideration provided in Section 1.3 above: (a) is in full discharge of any and all liabilities and obligations the Company or its subsidiaries have to Executive, monetarily or otherwise, with respect to Executive’s employment including, but not limited to, any obligations set forth in Executive’s Employment Agreement, dated April 30, 2018 (the “Employment Agreement”); and (b) exceeds any payment, benefit, or other thing of value to which Executive might otherwise be entitled. Executive specifically acknowledges and agrees that the Company has paid to Executive all of the wages, commissions, overtime, premiums, vacation, sick pay, holiday pay, equity, phantom equity, carried interest, bonuses, deferred compensation, and other forms of compensation, benefits, and perquisites to which Executive was or may have been entitled, and that the Company and its subsidiaries do not owe Executive any other wages, commissions, overtime, premiums, vacation, sick pay, holiday pay, equity, phantom equity, carried interest, bonuses, deferred compensation, or other forms of compensation, benefits, perquisites, or payments of any kind or nature, other than as explicitly provided in this Agreement. For the avoidance of doubt, Executive’s eligibility and entitlement to any 401(k) matching contributions the Company provides to eligible participants attributable to Executive’s compensation earned through the Separation Date during the 2018 plan year will be determined pursuant to the terms of the Company’s 401(k) plan.
1.5    Return of the Company Property. Executive represents and warrants that, in compliance with Section 4 of the Employment Agreement, he has returned to the Company all property, proprietary materials, Confidential Information (as defined in the Employment Agreement), documents and computer media in any form (and all copies thereof) relating or belonging to any Releasee (as defined below) or any Releasee’s clients, customers, counterparties, suppliers, vendors, or investors (or potential clients, customers, counterparties, suppliers, vendors, or investors), including but not limited to all manuals; photographs; reports; spreadsheets; analyses; data; memoranda; correspondence; engineering studies, property surveys, processes, plans, devices, products, computer programs and other tangible and intangible property relating to the business of the Company; pricing information; supplier lists; vendor lists; plans; costs; software; equipment (including, but not limited to, computers and computer-related items, including all computer software, smartphones, and other devices); computer system and software passwords, access codes, and authorization codes; identification keys; the Company credit cards; and all other materials or other things in Executive’s possession, custody, or control which are the property of any of the Releasees, including but not limited to, any artwork or other thing of value that is the property of any of the Releasees. Executive also agrees that he shall return his Company vehicle to the Company by no later than November 30, 2018; that his failure to do so shall constitute a material breach of this Agreement; and that in the event of such breach, Executive will not be entitled to the remaining unpaid Supplemental Separation Payment but will remain bound by the promises, releases, covenants and other obligations set forth in this Agreement, including Exhibit 1.
1.6    Releases of All Claims. In exchange for the consideration provided to Executive pursuant to this Agreement, Executive, on behalf of Executive and all of Executive’s heirs, executors, administrators, and assigns (collectively, “Releasors”), hereby releases and forever waives and discharges any and all claims, liabilities, causes of action, demands, suits, rights, costs, expenses, or damages of any kind or nature (collectively, “Claims”) that Executive or any of the other Releasors ever had, now have, or might have against the Company or any of its current, former, and future affiliates, subsidiaries, parents, and related companies (collectively with the Company, the “Company Group” and each a “Company Group Member”), and each Company Group Member’s respective current, former, and future divisions, shareholders, general partners, limited partners, directors, members, trustees, officers, employees, agents, attorneys, consultants, successors, and assigns (collectively, with the Company Group, the “Releasees” and each a “Releasee”), arising at any time prior to and including the Effective Date of this Agreement, whether such Claims are known to Executive or unknown to Executive, whether such Claims are accrued or contingent, including but not limited to any and all: (a) Claims arising out of, or that might be considered to arise out of or to be connected in any way with, Executive's employment or other relationship with any of the Releasees, or the termination of such employment or other relationship; (b) Claims under any contract, agreement, or understanding that Executive may have with any of the Releasees, whether written or oral, whether express or implied, at any time prior to the date Executive executes this Agreement (including, but not limited to, under any offer letter executed by Executive and the Company, the Employment Agreement by and between the Company and Executive and any prior employment agreements and any amendments or agreements relating thereto); (c) Claims arising under any federal, state, foreign, or local law, rule, ordinance, or public policy, including without limitation (i) Claims arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, 42 U.S.C. § 1981, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, the Vietnam Era Veterans Readjustment Act of 1974, the Immigration Reform and Control Act of 1986, the Equal Pay Act, the Labor Management Relations Act, the National Labor Relations Act, the Consolidated Omnibus Budget Reconciliation Act of 1985, the Occupational Safety and Health Act, the Genetic Information Nondiscrimination Act of 2008, the Rehabilitation Act of 1973, the Uniformed Services Employment and Reemployment Rights Act, the Worker Adjustment and Retraining Notification Act, the Sarbanes-Oxley Act of 2002, the Dodd-Frank Act, the Internal Revenue Code of 1986, or any other federal, state or local law relating to employment or discrimination in employment, including the Oklahoma Anti-Discrimination Act, and which will include, without limitation, any individual or class claims of discrimination on the basis of age, disability, sex, race, religion, national origin, citizenship status, marital status, sexual preference, or any other basis whatsoever, as all such laws have been amended from time to time, or any other federal, state, foreign, or local labor law, wage and hour law, worker safety law, employee relations or fair employment practices law, or public policy; (ii) Claims arising in tort, including but not limited to Claims for misrepresentation, defamation, libel, slander, invasion of privacy, conversion, replevin, false light, tortious interference with contract or economic advantage, negligence, fraud, fraudulent inducement, quantum meruit, promissory estoppel, prima facie tort, restitution, or the like; and (iii) Claims for compensation, wages, commissions, bonuses, royalties, stock options, restricted stock units, restricted stock, stock appreciation rights, deferred compensation, equity, phantom equity, carried interest, other monetary or equitable relief, vacation, personal or sick time, other fringe benefits, attorneys' or experts' fees or costs, forum fees or costs, or any tangible or intangible property of Executive's that remains with any of the Releasees; and (d) Claims arising under any other applicable law, regulation, rule, policy, practice, promise, understanding, or legal or equitable theory whatsoever. Further, to the extent permitted by law, Executive agrees not to be a member of any class or collective action, or a party to any multi-party action or proceeding, in which any claims are asserted against any of the Releasees based on any acts, omissions or other conduct occurring up to and including the date Executive signs this Agreement, and Executive waives any right or ability to be a class or collective action representative or join in any such class, collective or multi-party action or proceeding.
1.7    The foregoing release does not include (A) any claims under the Age Discrimination in Employment Act of 1967 (“ADEA”), 29 U.S.C. §621 et seq.; (B) any claims that arise after the Effective Date of this Agreement; (C) any claims for breach of the Employment Agreement and/or this Agreement or to enforce the terms of this Agreement, should that ever be necessary; (D) any claims that cannot be waived or released as a matter of law; (E) any claims for benefits under any Company employee benefit plan, including the 401(k) plan; or (F) claims for defense costs, indemnification, contribution, or advancement under the Indemnification Agreement dated November 3, 2014, the Bylaws of the Company, the General Corporation Law of the State of

Delaware, and any applicable policies of insurance.  Executive specifically intends the release of Claims in Section 1.6 to the broadest possible release permitted by law and will also extend to release the Releasees, without limitation, from any and all Claims that Executive has alleged or could have alleged, whether known or unknown, accrued or unaccrued, against any Releasee for violation(s) of any of the Claims or causes of action described in this Agreement; any other federal, state, or local law or ordinance; any public policy, whistleblower, contract, tort, or common law Claim or action; and any demand for costs or litigation expenses, except as otherwise provided in the Employment Agreement, including but not limited to attorneys' fees.

1.1    No Claims Filed. Executive represents and warrants that Executive has never commenced or filed, or caused to be commenced or filed, any lawsuit or arbitration against any of the Releasees. Except as otherwise provided in this Agreement, Executive further agrees not to commence, file, or in any way pursue, or cause or assist any person or entity to commence, file, or pursue, any lawsuit or arbitration against any of the Releasees in the future. For avoidance of doubt, nothing in this Agreement, any other agreement between Executive and the Company, or any Company policy shall prevent Executive from reporting suspected legal violations or filing a charge with the Equal Employment Opportunity Commission (the “EEOC”) or any other government agency or participating in any EEOC or other agency investigation; provided that Executive may not receive any relief (including, but not limited to, reinstatement, back pay, front pay, damages, attorneys’ or experts’ fees, costs, and/or disbursements) as a consequence of any charge filed with the EEOC and/or any litigation arising out of an EEOC charge. Nothing herein shall restrict Executive’s right to receive an award for information provided to the U.S. Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934.
1.2    Indemnification. Executive agrees to indemnify and hold harmless each and all of the Releasees from and against any and all direct and indirect losses, costs, damages, and/or expenses, including, but not limited to, attorneys’ and experts’ fees, costs, and disbursements incurred by the Releasees, or any of them, arising out of any breach by Executive of this Agreement, or out of the fact that any representation or warranty made by Executive in this Agreement was false when made. Each of the Releasees is expressly intended to be a third party beneficiary of this Agreement and shall have authority to enforce this Agreement in accordance with its terms.
1.3    No Admission. This Agreement shall not in any way be construed as an admission by any party of any liability, or of any wrongful acts whatsoever against any other person or entity.
1.4    Breach of Agreement. Should Executive materially breach this Agreement, then: (a) the Company shall have no further obligations to Executive under this Agreement or otherwise; (b) the Company shall have all rights and remedies available to it under this Agreement and any applicable law or equitable theory; and (c) all of Executive’s promises, covenants, representations, and warranties under this Agreement will remain in full force and effect.
2.    COVENANTS
2.1    Surviving Provisions. This Agreement replaces and supersedes all previous agreements between Executive and the Company, except that this Agreement does not replace, modify, or extinguish (A) Executive’s continuing obligations under Section 4 of the Employment

Agreement, including with respect to trade secrets, confidentiality, unfair competition, and patents and inventions; (B) Section 9 of the Employment Agreement, including with respect to non-solicitation; and (C) the Indemnification Agreement dated November 3, 2014 (collectively, the “Surviving Provisions”).
Executive is on notice that the Defend Trade Secrets Act of 2016 provides immunity from liability for confidential disclosure of a trade secret to the government or in a court filing provided the disclosure: (A) is made (i) in confidence to a Federal, State, or local governmental official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
2.2    Cooperation; Third-Party Process. Executive agrees to provide reasonable assistance to and cooperation with the Company following the Separation Date in connection with any Company matters for which Executive had knowledge or responsibility while employed by the Company. If the Company is involved in any legal action or investigation, including but not limited to any internal investigation, after Executive’s Separation Date relating to events which occurred during Executive’s employment, Executive agrees to cooperate with the Company to the fullest extent possible, including cooperating in the preparation, prosecution, or defense of the Company’s case, including, but not limited to, the execution of affidavits or documents or providing information requested by the Company. Executive agrees that, in the event he is served with a subpoena, document request, interrogatory, or any other legal process that will or may require Executive to disclose any confidential information following the Separation Date, Executive will immediately notify the Company’s corporate counsel of such fact, in writing, and provide a copy of such subpoena, document request, interrogatory, or other legal process, and shall thereafter cooperate with the Company in any lawful response to such subpoena, document request, interrogatory, or legal process as the Company may request without any further compensation to Executive. The provisions of this Section will survive, following the expiration, suspension or termination, for any reason, of this Agreement.
2.3    Non-Disparagement.
2.3.1    Executive agrees not to make, or cause any other person or entity to make, any disparaging statement, written or oral, to any person or entity (including individuals and private and public entities) regarding the Company or the Releasees. In addition, following the Separation Date, Executive will not, whether in private or in public, directly or indirectly: (a) make, publish, encourage, ratify, or authorize, or aid, assist, or direct any other person or entity in making or publishing, any statements that in any way defame, criticize, malign, impugn, reflect negatively on, or disparage any Company Group Member, or any of the other Releasees, or place any Company Group Member or any other Releasee in a negative light, in any manner whatsoever; (b) comment upon or discuss any of the Releasees (whether disparagingly or otherwise) on any Media (as defined below); (c) make any statement, posting, or other communication (including on or through any Media) that purports to be on behalf of any Company Group Member, or which a third party may perceive (i) has been authorized, approved, or endorsed by a Company Group Member or (ii) reflects the views of any Company Group Member; (d) share, post, transmit, or upload any material related to any of the Releasees (regardless of whether such comments, statements, or material are disparaging) with, to, through, or on any Media; (e) utilize any Company Group Member’s logo, graphics, trade names, or trademarks on any Media or for any other purpose; (f) provide any Company Group Member’s promotional material to any Media outlet; or (g) aid, assist, or direct any other person or entity to do any of the foregoing. “Media” shall include any and all media sources, outlets, and forums, including but not limited to any reporters, bloggers, weblogs, websites (including but not limited to Facebook, MySpace, Twitter, LinkedIn, Instagram, Google+, Foursquare, PeekYou, MyLife, Glassdoor, and the like), chat rooms, newspapers, magazines, periodicals, journals, television stations or productions, radio stations, news organizations, news outlets, “apps,” or publications, or any movie, book, or theatrical production, or any statement in any public forum (i.e., lectures, to the media, in published articles, to analysts, or in comparable public forums), whether defamatory or not, to any person or entity regarding the Company’s management, legal or regulatory compliance, financial, personnel, marketing, bidding, investment, purchasing or customer service practices or procedures, or regarding whether the Company or any officer, director or shareholder thereof is acting or has acted in compliance with any federal, state or local law, regulation or ordinance. Executive may, however, disclose to any party, including without limitation potential employers, the fact that he was an employee of the Company and the dates of his tenure and a general description of the duties and responsibilities. For avoidance of doubt, nothing in this Section 2.3.1 shall be construed in a manner that would violate any law. The provisions of this Section 2.3.1 will survive following the expiration, suspension or termination, for any reason, of this Agreement.
2.3.2    Executive agrees to direct all requests for information regarding his employment with the Company to Donnie Moore. Upon receipt of a request, the Company will provide neutral information that is limited to the fact that he was an employee of the Company, and the dates of his tenure. For avoidance of doubt, nothing in this Section 2.3.2 shall be construed in a manner that would violate any law. The provisions of this Section 2.3.2 will survive following the expiration, suspension or termination, for any reason, of this Agreement.
2.4    Remedies. Executive agrees that any breach of the terms of this Section 2 would result in irreparable injury and damage for which there would be no adequate remedy at law. Executive therefore also agrees that in the event of said breach or any threat of breach, the Company will be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by Executive and/or any and all persons and/or entities acting for and/or on behalf of him, without having to prove damages, in addition to any other remedies to which the Company may be entitled at law or in equity, as well as an award of the Company’s reasonable attorneys’ fees and disbursements, including expert witness fees, as a prevailing party, subject to the proviso set forth in the next sentence. The terms of this Section 2.4 will not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including but not limited to the recovery of damages. Executive further agrees that the provisions of the covenants are reasonable and reasonably calculated to protect from disclosure the trade secrets and proprietary information of the Company. Should a court or arbitrator determine, however, that any provision of the covenants is unreasonable or unenforceable, either in period of time, scope, or otherwise, the parties hereto agree that the covenant should be interpreted and enforced to the maximum extent which such court or arbitrator deems reasonable.
2.5    Survival. The provisions of this Section 2 will survive any expiration, suspension or termination, for any reason, of this Agreement, and the existence of any claim or cause of action by Executive against the Company, whether predicated on this Agreement or otherwise, will not constitute a defense to the enforcement by the Company of the covenants and agreements of this Section 2.
3.    MISCELLANEOUS
3.1    Dispute Resolution. Any dispute arising between Executive, on the one hand, and any of the Releasees, on the other hand, including both Claims brought by Executive and any Claims brought against Executive, whether arising under this Agreement, under any statute, regulation, or ordinance, or otherwise, shall be submitted to binding arbitration before the American Arbitration Association (“AAA”) for resolution. Such arbitration shall be conducted in Oklahoma City, Oklahoma, and the arbitrator will apply Oklahoma law, including federal law as applied in Oklahoma courts. The arbitration shall be conducted in accordance with the AAA’s Employment Arbitration Rules as modified herein. The arbitration shall be conducted by a single arbitrator with substantial experience in the oil and gas production and exploration industry. The award of the arbitrator shall be final and binding on the parties, and judgment on the award may be confirmed and entered in any state or federal court in Oklahoma City, Oklahoma. The arbitration shall be conducted on a strictly confidential basis, and Executive shall not disclose the existence of any claim or defense, the nature of any claim or defense, any documents, exhibits, or information exchanged or presented in connection with any claim or defense, or the result of any action (collectively, “Arbitration Materials”), to any third party, with the sole exception of Executive’s legal counsel, who Executive shall ensure complies with all of the confidentiality terms of this Agreement. In the event of any court proceeding to challenge or enforce an arbitrator’s award, the parties hereby consent to the exclusive jurisdiction of the state and federal courts in Oklahoma City, Oklahoma and agree to venue in that jurisdiction. The parties agree to take all steps necessary to protect the confidentiality of the Arbitration Materials in connection with any such proceeding, agree to file all confidential information (and documents containing confidential information) under seal, and agree to the entry of an appropriate protective order encompassing the confidentiality terms of this Agreement.
3.2    Controlling Law. This Agreement is to be governed and controlled by the laws of the State of Oklahoma, without regard to its rules of conflicts of law, except to the extent preempted by federal law. Venue for any judicial, administrative, arbitration, mediation or other alternative dispute resolution proceeding will be Oklahoma City, Oklahoma.
3.3    Succession and Assignment. This Agreement will inure to the benefit of and will be binding upon the Company, its successors and assigns. The obligations and duties of Executive herein will be personal and not assignable.
3.4    Notices. Any notice to be given under this Agreement must be in writing and will be deemed to have been given when delivered personally to the other party, or when mailed by

Certified Mail, Return Receipt Requested, or telecopy, or by electronic mail, to the party to whom the notice is to be given. All notices will be deemed to have been given two (2) business days after they have been deposited as certified mail, return receipt requested, postage paid and properly addressed to the designated address of the party to receive the notices at the following addresses:
If to the Company:

Akin Gump Strauss Hauer & Feld LLP
1333 New Hampshire Avenue, NW
Washington, DC 20036-1564
Attn: Esther G. Lander
elander@akingump.com

If to Executive:

Michael G. Moore
2301 Catalina Drive
Edmond, Oklahoma 73013

3.5    Publicity. Any publicity, advertisement or press release regarding the Company will be under the sole discretion and control of the Company, and no contact or discussions by Executive regarding the Agreement with the public press or media representatives may be had without the prior written consent of the Company.
3.6    Extent of Agreement. This Agreement (including its Exhibit 1) sets forth the entire agreement between the parties hereto, fully supersedes any and all prior agreements or understandings between the parties, except for the Surviving Provisions and as otherwise expressly provided herein, and can be modified only in a written agreement signed by Executive, on the one hand, and the Company’s authorized representative, on the other hand. Executive specifically acknowledges and agrees that notwithstanding any discussions or negotiations Executive may have had with any of the Releasees prior to the execution of this Agreement, Executive is not relying on any promises or assurances other than those explicitly contained in this Agreement. This Agreement shall be deemed to have been made in Oklahoma City, Oklahoma, and shall be interpreted, construed, and enforced pursuant to the laws of the State of Oklahoma, without giving effect to Oklahoma’s conflict or choice of law principles.
3.7    Waiver. The waiver of the breach of any term or of any condition of this Agreement will not be deemed to constitute the waiver of any other breach of the same or any other term or condition.
3.8    Severability. If any provision of this Agreement is held invalid or unenforceable, the remainder of this Agreement will nevertheless remain in full force and effect, and if any provision is held invalid or unenforceable with respect to particular circumstances, it will nevertheless remain in full force and effect in all other circumstances. This Agreement shall be interpreted strictly in accordance with its terms, to the maximum extent permissible under governing law, and shall not be construed against or in favor of any party, regardless of which party drafted this Agreement or any provision hereof. If any provision of this Agreement is determined to be unenforceable as a matter of governing law, an arbitrator or reviewing court of appropriate jurisdiction shall have the authority to “blue pencil” or otherwise modify such provision so as to render it enforceable while maintaining the parties’ original intent to the maximum extent possible. Each provision of this Agreement is severable from the other provisions hereof, and if one or more provisions hereof are declared invalid, the remaining provisions shall nevertheless remain in full force and effect. For purposes of this Agreement, the connectives “and,” “or,” and “and/or” shall be construed either disjunctively or conjunctively as necessary to bring within the scope of a sentence or clause all subject matter that might otherwise be construed to be outside of its scope.
3.9    Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument. Signatures delivered by facsimile, “pdf,” or in another true and accurate photo-static form shall be deemed effective for all purposes.
3.10    Advice of Counsel. Executive acknowledges that he has been advised to seek independent legal counsel for advice regarding the effect of the terms and provisions hereof, and has obtained such advice of independent legal counsel.
3.11    Certain Tax Matters.
3.11.1    Deferred Compensation Exceptions. Payments under this Agreement will be administered and interpreted to maximize the short-term deferral exception to and under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder (collectively, “Section 409A”) and the exception from Section 409A provided under Treas. Reg. § 1.409A-1(b)(9)(iii) for involuntary separation pay. Designated payment dates provided for in this Agreement are deemed to incorporate the grace periods provided by Treas. Reg. Section 1.409A-3(d), and the Executive will not be permitted, directly or indirectly, to designate the taxable year of any payment. The portion of any payment under this Agreement that is paid within the short-term deferral period (within the meaning of Code Section 409A and Treas. Regs. §1.409A-1(b)(4)) or that is eligible for the involuntary separation pay exception will not be treated as nonqualified deferred compensation and will not be aggregated with other nonqualified deferred compensation plans or payments.
3.11.2    Separate Payments and Payment Timing. Any payment or installment made under this Agreement and any amount that is paid as a short-term deferral, within the meaning of Treas. Regs. §1.409A-1(b)(4), will be treated as separate payments. Executive will not, directly or indirectly, designate the taxable year of a payment made under this Agreement. Payment dates provided for in this Agreement will be deemed to incorporate grace periods that are treated as made upon a designated payment date within the meaning of Code Section 409A and Treas. Regs. §1.409A-3(d).
3.11.3    General 409A Provisions. If for any reason, the short-term deferral exception or the involuntary separation pay exception is inapplicable, payments and benefits payable to Executive under this Agreement are intended to comply with the requirements of Section 409A. To the extent the payments and benefits under this Agreement are subject to Section 409A, this Agreement will be interpreted, construed and administered in a manner that satisfies the requirements of Sections 409A(a)(2), (3) and (4) of the Code and the Treasury Regulations thereunder (and any applicable transition relief under Section 409A). The Company does not guaranty or warrant the tax consequences of this Agreement and, except as specifically provided to the contrary in this Agreement, Executive will, in all cases, be liable for any taxes due as a result of this Agreement. Neither the Company nor any of its subsidiaries will have any obligation to indemnify or otherwise hold Executive harmless from any or all such taxes, interest or penalties, or liability for any damages related thereto. Executive acknowledges that he has been advised to obtain independent legal, tax or other counsel in connection with Section 409A.
(a)    If Executive or the Company determines that any payments or benefits payable under this Agreement intended to comply with Sections 409A(a)(2), (3) and (4) of the Code do not comply with Section 409A, Executive and the Company agree to amend this Agreement, or take such other actions as Executive and the Company deem reasonably necessary or appropriate, to comply with the requirements of Section 409A, the Treasury Regulations thereunder (and any applicable relief provisions) while preserving the economic agreement of the parties. If any provision of the Agreement would cause such payments or benefits to fail to so comply, such provision will not be effective and will be null and void with respect to such payments or benefits, and such provision will otherwise remain in full force and effect.
(b)    All payments considered nonqualified deferred compensation under Section 409A and the regulations thereunder will be made on the date(s) provided herein and no request to accelerate or defer any payment under this Section will be considered or approved for any reason whatsoever, except as permitted under Section 409A. Notwithstanding the foregoing, amounts payable hereunder which are not nonqualified deferred compensation, or which may be accelerated pursuant to Section 409A, such as distributions for applicable tax payments, may be accelerated, but not deferred, at the sole discretion of the Company.
(c)    All references in this Agreement to termination of this Agreement or termination of services or termination mean Executive’s “separation from service” as that term is defined in Section 1.409A-1(h) of the Treasury Regulations.
(d)    All reimbursements and in-kind benefits provided under this agreement that constitute deferred compensation within the meaning of Section 409A will be made or provided in accordance with the requirements of Section 409A, including that (i) in no event will reimbursements by the Company under this agreement be made later than the end of the calendar year next following the calendar year in which the applicable fees and expenses were incurred, provided that Executive submits an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred; and (ii) Executive’s right to have the Company pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit.
3.11.4    Specified Executive Status. If Executive is a specified employee (within the meaning of Code Section 409A) on the date of his separation from service, any payments made with respect to such separation from service under this Agreement, and other payments or benefits under this Agreement that are subject to Section 409A, will be delayed in order to comply with Section 409A(a)(2)(B)(i) of the Code, and such payments or benefits will be paid or distributed to Executive during the five-day period commencing on the earlier of: (i) the expiration of the six-month period measured from the date of Executive’s separation from service, or (ii) the date of Executive’s death. Upon the expiration of the applicable six-month period under Section 409A(a)(2)(B)(i) of the Code, all payments deferred pursuant to this Section 3.12.4 will be paid to Executive (or Executive’s estate, in the event of Executive’s death) in a lump sum payment. Any remaining payments and benefits due under the Agreement will be paid as otherwise provided in the Agreement.
3.11.5    Withholding Taxes. The Company may withhold from any amounts or benefits payable under this Agreement (including, without limitation, any Exhibit hereto) any taxes that are required to be withheld pursuant to any applicable law or regulation.
3.12    Effective Date. Executive acknowledges that he is entitled to consider the terms of this Agreement for twenty-one (21) days before signing it. Executive further understands that this Agreement shall be null and void if he fails to execute this Agreement prior to expiration of the twenty-one (21) day period. To execute this Agreement, Executive must sign and date the Agreement below, and return a complete copy thereof to Akin Gump Strauss Hauer & Feld LLP, 1333 New Hampshire Avenue, NW, Washington, DC 20036-1564, Attn: Esther G. Lander. This Agreement will become effective, binding, enforceable, and irrevocable on the date it is signed by both Executive and an officer of the Company (the “Effective Date”). For avoidance of doubt, following the Effective Date, this Agreement will remain enforceable, binding, and irrevocable regardless of whether Executive executes the ADEA Release (and, if Executive does so, regardless of whether Executive timely revokes the ADEA Release); provided that if Executive does not timely execute the ADEA Release (or if Executive timely revokes the ADEA Release after signing it), he will not receive the consideration set forth in Section 1.3.2 or 1.3.3 of this Agreement.
3.13    BY SIGNING BELOW, EXECUTIVE EXPRESSLY ACKNOWLEDGES, REPRESENTS, AND WARRANTS THAT EXECUTIVE HAS CAREFULLY READ THIS AGREEMENT; THAT EXECUTIVE IS FULLY COMPETENT TO MANAGE HIS BUSINESS AFFAIRS; THAT EXECUTIVE FULLY UNDERSTANDS THE TERMS, CONDITIONS, AND SIGNIFICANCE OF THIS AGREEMENT AND ITS FINAL AND BINDING EFFECT; THAT EXECUTIVE HAS HAD AMPLE TIME TO CONSIDER THIS AGREEMENT; THAT THE COMPANY HAS ADVISED EXECUTIVE TO CONSULT WITH AN ATTORNEY OF HIS CHOOSING CONCERNING THIS AGREEMENT; THAT EXECUTIVE HAS EXECUTED THIS AGREEMENT VOLUNTARILY, KNOWINGLY, AND WITH AN INTENT TO BE BOUND BY THIS AGREEMENT; AND THAT EXECUTIVE HAS FULL POWER AND AUTHORITY TO RELEASE EXECUTIVE’S CLAIMS AS SET FORTH HEREIN AND HAS NOT ASSIGNED ANY SUCH CLAIMS TO ANY OTHER INDIVIDUAL OR ENTITY.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year opposite their respective signatures.
THE COMPANY:
Gulfport Energy Corporation

Date: October 31, 2018    By: /s/ David Houston
David Houston, Chairman of the Board

EXECUTIVE:

Date: October 31, 2018    /s/ Michael G. Moore
Michael G. Moore, in his individual capacity

EXHIBIT 1

ADEA RELEASE

In exchange for the payments and other consideration provided to Michael G. Moore (“Executive”) under the Separation and Release Agreement Between Gulfport Energy Corporation and Michael G. Moore (the “Separation Agreement”), to which this ADEA Release is an Exhibit, and as a precondition to Executive’s receipt of the payments and other consideration set forth in Section 1.3.2 and 1.3.3 thereof, Executive hereby agrees as follows. All capitalized terms utilized but not defined herein shall have the same meanings ascribed to them in the Separation Agreement:

1.    Executive hereby waives and releases any and all Claims that he or any of the other Releasors had, have, or might have against any of the Releasees under the Age Discrimination in Employment Act of 1967 (“ADEA”) (29 U.S.C. § 626, as amended)(a law that prohibits discrimination on the basis of age) and Older Workers Benefit Protection Act, whether such Claims are known to Executive or unknown to Executive, whether they are vested or contingent, whether they are suspected or unsuspected, and whether they are concealed or hidden, through the ADEA Release Effective Date (as defined below). Except as provided below, Executive agrees that neither he nor any of the other Releasors will initiate or cause to be initiated on his behalf any lawsuit or arbitration alleging that any of the Releasees violated the ADEA or any other law governing age discrimination.

2.    For avoidance of doubt, the foregoing Release does not include any claims that cannot be released or waived by law, nor does it prohibit Executive or any of the other Releasors from filing a charge or complaint with or participating in an investigation or proceeding conducted by any Government Agencies (including but not limited to the Equal Employment Opportunity Commission); provided, however, that Executive and the other Releasors are releasing and waiving the right to seek or accept any compensatory damages, back pay, front pay, or reinstatement remedies for Executive or the other Releasors personally with respect to any and all Claims released in this ADEA Release; and provided further that nothing herein shall restrict Executive’s right to receive an award for information provided to the U.S. Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934.

3.    Executive acknowledges that by Executive executing this ADEA Release, Executive and the other Releasors are waiving and releasing any and all legal rights and claims they may have under the ADEA and all other federal, state and local laws regarding age discrimination, whether those claims are currently known to Executive or hereafter discovered. However, nothing in the foregoing is intended to limit or restrict Executive’s right to challenge the validity of this ADEA Release as to claims and rights asserted under the ADEA or Executive’s right to enforce the Separation Agreement. Executive further agrees that in the event he or any of the other Releasors brings any ADEA Claims against any of the Releasees, or in the event they seek to recover monetary or other compensation against any of the Releasees through any ADEA Claim brought by a governmental agency on their behalves, this ADEA Release shall serve as a complete defense to such Claims.

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4.    Executive acknowledges that he is entitled to consider the terms of this ADEA Release for twenty-one (21) days before signing it. Executive further understands that this ADEA Release shall be null and void if he fails to execute this ADEA Release prior to expiration of the twenty-one (21) day period. To execute this ADEA Release, Executive must sign and date the ADEA Release below, and return a complete copy thereof to Akin Gump Strauss Hauer & Feld LLP, 1333 New Hampshire Avenue, NW, Washington, DC 20036-1564, Attn: Esther G. Lander, by hand delivery, email to elander@akingump.com (with “read” receipt), fax (with confirmation of delivery), or overnight courier. Should Executive execute this ADEA Release within the twenty-one (21) day period, Executive understands that he may revoke this ADEA Release within seven (7) days of the date he signs it (the “Revocation Period”). Executive may revoke his acceptance by notifying Esther G. Lander, in writing, within seven (7) calendar days after he executes this ADEA Release, by hand delivery, email (with “read” receipt), fax (with confirmation of delivery), or overnight courier, at the address noted above.

5.    If Executive does not revoke this ADEA Release within seven (7) days from the date he executes it, this ADEA Release will become fully binding, effective, and enforceable on the eighth (8th) calendar day after the day he executes it (the “ADEA Release Effective Date”). For avoidance of doubt, should Executive fail to timely execute this ADEA Release, or should he timely revoke this ADEA Release after signing it, (A) he shall receive the payments and benefits set forth in Paragraph 1.3.1 of the Separation Agreement, (B) the Company’s obligations under Paragraphs 1.3.2 and 1.3.3 of the Separation Agreement shall be null and void and of no force or effect, and (C) the remainder of the Separation Agreement shall remain binding, enforceable, and irrevocable.

6.    By signing below, Executive acknowledges and agrees that he (i) has carefully read and fully understands all of the provisions of the Separation Agreement (including this ADEA Release); (ii) knowingly and voluntarily agrees to all of the terms set forth in the Separation Agreement (including this ADEA Release); (iii) knowingly and voluntarily agrees to be legally bound by the Separation Agreement (including this ADEA Release); (iv) has been advised to consult with an attorney prior to signing this Separation Agreement (including this ADEA Release); (v) has full power to release his and the other Releasors’ ADEA Claims as set forth herein; and (vi) has not assigned any such Claims to any individual or to any corporation, partnership or any other entity or organization.

7.    This ADEA Release shall be part of the Separation Agreement and, once executed, may be enforced in accordance with the terms of the Separation Agreement. Executive understands that once the Separation Agreement becomes effective, it will remain effective and irrevocable regardless of whether this ADEA Release is timely executed (or, if it is executed, regardless of whether it is timely revoked); provided that if Executive does not timely execute the ADEA Release (or if Executive timely revokes the ADEA Release after signing it) he will not receive the consideration set forth in Section 1.3.2 or 1.3.3 of the Separation Agreement. Executive further understands that if he and/or the Company fail to timely execute the Separation Agreement, then the Separation Agreement (including this ADEA Release) will be null and void.

[SIGNATURES ON FOLLOWING PAGE]

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To confirm Executive’s understanding of, and agreement to the terms of this ADEA Release, and to execute it, he has signed and dated it below:

Date: October 31, 2018          /s/ Michael G. Moore
MICHAEL G. MOORE

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